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                                                                   Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Intermedia Communications Inc. for the registration of $649,000,000 11 1/4% Series B Senior Discount Notes due 2007 and to the incorporation by reference therein of our report dated February 10, 1997, except for Note 13, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Tampa, Florida
August 1, 1997